Exhibit d(4)a

INVESTMENT SUB-ADVISORY AGREEMENT

This AGREEMENT is made as of the 21st day of August, 2017, by and among Rainier Investment Management, LLC, a limited liability company organized under the laws of the State of Washington, located at 601 Union Street, Suite 3525, Seattle, Washington, 98101 (the “Sub-advisor”), and Manning & Napier Advisors, LLC, a limited liability company organized under the laws of the State of Delaware, located at 290 Woodcliff Drive, Fairport, New York 14450 (the “Advisor”).

WHEREAS, the Advisor and the Sub-advisor are each registered as investment advisors under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, Manning & Napier Fund, Inc., a corporation organized under the laws of the State of Maryland, located at 290 Woodcliff Drive Fairport, New York, 14450 (the “Fund”), is an open-end investment company with one or more series of shares and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Fund has retained the Advisor to perform investment advisory services for the Rainier International Discovery Series, a series of the Fund (the “Series”), under the terms of an investment advisory agreement, dated [date], between the Advisor and the Fund on behalf of the Series (the “Advisory Agreement”); and

WHEREAS, the Advisory Agreement provides that the Advisor may retain one or more sub-advisors, subject to the approval of the Fund’s Board of Directors (the “Board”), including a majority of Directors of the Board who are not “interested persons” of the Advisor (the “Independent Directors”), in accordance with the requirements of the 1940 Act, to render portfolio management services to the Series pursuant to investment sub-advisory agreements between the Series, the Advisor and each such sub-advisor; and

WHEREAS, the Fund’s Board has duly consented to and approved the appointment of the Sub-advisor to provide investment advisory services (the “Services”) to a portion of the assets of the Series allocated to the Sub-advisor (the “Allocated Portion”); and

WHEREAS, the Advisor, acting pursuant to the Advisory Agreement, wishes to retain the Sub-advisor to provide the Services to the Allocated Portion in the manner and on the terms set out in this Agreement, and the Sub-advisor desires to provide such Services;

NOW, THEREFORE, WITNESSETH: The parties hereby agree as follows:

1.	APPOINTMENT OF SUB-ADVISOR

(a)	Acceptance. The Advisor hereby appoints the Sub-advisor, and the Sub-advisor hereby accepts the appointment, on the terms herein set forth and for the compensation herein provided, to act as an investment advisor to the Series with respect to the Allocated Portion.

(b)

Independent Contractor.    The Sub-advisor shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized in this Agreement or another writing by the Fund or Advisor to the Sub-advisor, have no authority to act for or be deemed an agent of the Fund or the Series in any way, or in any way be deemed an agent for the Fund or for the Series.

(c)

The Sub-advisor’s Representations.    The Sub-advisor represents, warrants and agrees that (i) it has all requisite power and authority to enter into and perform its obligations under this Agreement; (ii) it has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement; (iii) neither it nor any “affiliated person” of it, as such term is defined in Section 2(a)(3) of the 1940 Act, is subject to any disqualification that would make it unable to serve as an investment advisor to a registered investment company under Section 9 of the 1940 Act; (iv) it is duly registered as an advisor under the Advisers Act; and (v) except as otherwise specified herein, it will not delegate any obligation assumed pursuant to this Agreement to any third party without first obtaining the written consent of the Series and the Advisor.

The Sub-advisor further represents, warrants, and agrees that it shall:

(i)	Use its best judgment and efforts in rendering the advice and services to Fund and Series as contemplated by this Agreement;

(ii)	Maintain all licenses and registrations necessary to perform its duties hereunder in good order;

(iii)	Conduct its operations at all times in conformance with the Advisers Act, the 1940 Act, and any other applicable state and/or self-regulatory organization regulations; and

(iv)

Maintain errors and omissions insurance coverage in an amount not less than its current level of coverage and shall provide written notice to the Fund (i) of any material changes in its insurance policies or insurance coverage; or (ii) if any material claims will be made on its insurance policies. Furthermore, the Sub-advisor shall, upon reasonable request, provide the Fund with any information it may reasonably require concerning the amount of or scope of such insurance.

(d)

The Advisor’s Representations.    The Advisor represents, warrants and agrees that it has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this

Agreement. The Advisor further represents, warrants and agrees that it has the authority under the Advisory Agreement to appoint the Sub-advisor.

(e)	Plenary authority of the Board. The Sub-advisor and Advisor both acknowledge that the Series is a mutual fund that operates as a series of the Fund under the authority of the Board.

2.	DELIVERY OF DOCUMENTS.

(a)	The Advisor has furnished or will furnish to the Sub-advisor copies of each of the following documents:

(i)	the Articles of Incorporation of the Fund as in effect on the date hereof;

(ii)	the By-laws of the Fund in effect on the date hereof;

(iii)	the resolutions of the Board approving the engagement of the Sub-advisor as a sub-advisor for the Allocated Portion and approving the form of this Agreement;

(iv)	the Advisory Agreement;

(v)	the Code of Ethics of the Fund and of the Advisor as currently in effect; and

(vi)	current copies of the Series’ Prospectus and Statement of Additional Information.

The Advisor shall furnish the Sub-advisor from time to time with copies of all material amendments of or material supplements to the foregoing, if any.

(b)	The Sub-advisor has furnished or will furnish the Advisor with copies of each of the following documents:

(i)	the Sub-advisor’s most recent registration statement on Form ADV;

(ii)	the Sub-advisor’s most recent balance sheet;

(iii)

separate lists of persons whom the Sub-advisor wishes to have authorized to give written and/or oral instructions to the custodian (the “Custodian”) and accounting agent (the “Accounting Agent”) of the Series’ assets;

(iv)	the Code of Ethics (defined below) of the Sub-advisor as currently in effect;

(v)	the Sub-advisor’s proxy voting policies as currently in effect; and

(vi)

complete and accurate copies of any compliance manuals, trading, commission and other reports, insurance policies, and such other management or operational documents as the Advisor may reasonably request in writing (on behalf of itself or the Board) in assessing the Sub-advisor.

The Sub-advisor shall furnish the Advisor from time to time with copies of all material amendments of or material supplements to the foregoing, if any. Additionally, the Sub-advisor shall provide to the Advisor such other documents relating to its services under this Agreement as the Advisor may reasonably request on a periodic basis. Such amendments or supplements shall be provided within thirty (30) days of the time such materials became available to the Sub-advisor.

3.	PROVISION OF INVESTMENT SUB-ADVISORY SERVICES.

Subject to the supervision of the Board and the Advisor, the Sub-advisor shall manage the investments of the Allocated Portion in accordance with the Series’ investment objective, policies, and restrictions as provided in the Series’ Prospectus and Statement of Additional Information, as currently in effect and as amended or supplemented from time to time and provided to the Sub-advisor, and in compliance with the requirements applicable to registered investment companies under applicable laws, including, but not limited to, the 1940 Act, the Commodity Exchange Act (the “CEA”) and the rules of the National Futures Association (the “NFA Rules”), and those requirements applicable to regulated investment companies under Subchapter M of the Internal Revenue Code of 1986, as amended. From time to time, the Advisor or the Series may provide the Sub-advisor with written copies of other investment policies, guidelines and restrictions applicable to the Sub-advisor’s management of the Allocated Portion, which shall become effective at such time as agreed upon by both parties. Subject to each of the foregoing sentences above, the Sub-advisor shall have full discretionary authority to manage the investment of the assets of the Allocated Portion, including the authority to purchase, sell, cover open positions, and generally to deal in securities, financial and commodity futures contracts, options, short-term investment vehicles and other property and assets comprising or relating to the Allocated Portion.

In addition, the Sub-advisor will, at its own expense:

(a)

advise the Advisor and the Series in connection with investment policy decisions to be made by it regarding the Series and, upon request, furnish the Advisor and the Series with research, economic and statistical data in connection with the Series’ investments and investment policies;

(b)

submit such reports and information as the Advisor or the Series may reasonably request to assist the Custodian and/or Accounting Agent in its determination of the market value of securities held in the Series;

(c)	obtain and evaluate pertinent economic, financial, and other information affecting the economy generally and certain investment assets as such information relates to securities or other financial instruments that are purchased for or considered for purchase by the Series;

(d)	employ professional portfolio managers and, if deemed necessary, securities analysts who provide research services to the Series;

(e)	place orders for purchases and sales of portfolio investments for the Allocated Portion;

(f)	give instructions to the Custodian concerning the delivery of securities and transfer of cash for the Allocated Portion;

(g)

as soon as practicable after the close of business each day but no later than 11:00 a.m. Eastern time the following business day, provide the Custodian with copies of trade tickets for each transaction effected for the Allocated Portion by the Sub-advisor, provide copies to the Advisor and the Series upon request, and promptly forward to the Custodian copies of all brokerage or dealer confirmations received by the Sub-advisor;

(h)

as soon as practicable following the end of each calendar month, provide the Advisor and the Series with written statements showing all transactions effected for the Allocated Portion during the month by the Sub-advisor, a summary listing all investments attributable to transactions of the Sub-advisor that are held in the Allocated Portion as of the last day of the month, and such other information as the Advisor or the Series may reasonably request in connection with any accounting or marketing services that the Advisor provides for the Series. The Advisor and the Series acknowledge that Sub-advisor and Custodian may use different pricing vendors, which may result in valuation discrepancies;

(i)

to the extent reasonably requested by the Fund or the Advisor, use its best efforts to assist the Chief Compliance Officer of the Fund in respect of Rule 38a-1 under the 1940 Act including, without limitation, providing the Chief Compliance Officer of the Fund or the Advisor with (a) current copies of the compliance policies and procedures of the Sub-advisor in effect from time to time (including prompt notice of any material changes thereto), (b) reports of any violations of the Sub-advisor’s compliance policies and procedures that occurred in connection with the provision of services to the Series, (c) a copy of the Sub-advisor’s annual compliance report as required by Rule 206(4)-7 of the Advisers Act, (d) copies of any correspondence between the Sub-advisor and a regulatory agency in connection with regulatory examinations or proceedings, and (e) upon request, a certificate of the Chief Compliance Officer of the Sub-advisor to the effect that the policies and procedures of the Sub-advisor are reasonably designed to prevent violation of the Federal Securities Laws (as such term is defined in Rule 38a-1);

(j)

comply with all procedures and policies adopted by the Board in compliance with applicable law, including without limitation, Rules 10f-3, 12d3-1, 17a-7, 17e-1 and 17j-1 under the 1940 Act, and the Pricing and Valuation Procedures (together, “Series Procedures”) provided to the Sub-advisor by the Advisor or the Series and notify the Advisor as soon as reasonably practicable upon (a) detection of any breach of such Series Procedures or (b) determination that a Series Procedure conflicts with a procedure adopted by the Sub-advisor;

(k)

maintain a written code of ethics (the “Code of Ethics”) that it reasonably believes complies with the requirements of Rule 17j-1 under the 1940 Act, a copy of which will be provided to the Advisor and the Series, including any amendments thereto, and institute and enforce procedures reasonably necessary to prevent “access persons,” as such term is defined in Rule 17j-1, from violating its Code of Ethics;

(l)	promptly complete and return to the Advisor or the Fund any compliance questionnaires or other inquiries submitted to the Sub-advisor in writing;

(m)

furnish to the Directors such information as may reasonably be requested in order for the Board to evaluate this Agreement or any proposed amendments thereto for the purposes of approving this Agreement, the renewal thereof or any amendment hereto;

(n)

as reasonably requested by the Series, provide the Series with information and advice regarding assets in the Allocated Portion to assist the Series in determining the appropriate valuation of such assets and the appropriate pricing sources for such assets and whether pricing information provided by the Series’ pricing agents is reasonable;

(o)

file with the SEC any report on Form 13F or Schedule 13G and any amendments thereto, required by the Securities Exchange Act of 1934 (the “Exchange Act”), with respect to its duties as are set forth herein;

(p)

except as permitted by the Series Procedures, shall treat confidentially, and shall not disclose without the consent of the Series, all information in respect of the portfolio investments of the Series, including, without limitation, the identification and market value or other pricing information of any and all portfolio securities or other financial instruments held by the Series, and any and all trades of portfolio securities or other transactions effected for the Series (including past, pending and proposed trades); and

(q)

upon request, will review the Series’ Summary Prospectus, Prospectus, Statement of Additional Information, periodic reports to shareholders, reports and schedules filed with the Securities and Exchange Commission (the “SEC”) (including any amendment, supplement or sticker to any of the foregoing) and advertising and sales material relating to the Series

(collectively, the “Disclosure Documents”) in order to ensure that, with respect to the disclosure about the Sub-advisor, the manner in which the Sub-advisor manages the Series and information relating directly or indirectly to the Sub-advisor (the “Sub-advisor Disclosure”), such Disclosure Documents contain no untrue statements of material fact and do not omit any statement of material fact required to be stated therein or necessary to make the statements therein not misleading.

In providing services under this Agreement, the Sub-advisor shall (i) maintain all licenses and registrations necessary to perform its duties hereunder in good order; (ii) conduct its operations at all times in conformance with the Advisers Act, the 1940 Act, the CEA, the NFA Rules and any other applicable state and/or self-regulatory organization regulations; and (iii) maintain errors and omissions insurance in an amount at least equal to that disclosed to the Board in connection with their approval of this Agreement.

The Series or its agent will provide timely information to the Sub-advisor regarding such matters as inflows to and outflows from the Series and the cash requirements of, and cash available for investment in, the Series. The Series or its agent will timely provide the Sub-advisor with copies of monthly accounting statements for the Series, and such other information as may be reasonably necessary or appropriate in order for the Sub-advisor to perform its responsibilities hereunder.

The Advisor will be responsible for all class actions and lawsuits involving the Series or securities held, or formerly held, in the Series. The Sub-advisor is not required to take any action or to render investment-related advice with respect to lawsuits involving the Series, including those involving securities presently or formerly held in the Series, or the issuers thereof, including actions involving bankruptcy. In the case of notices of class action suits received by the Sub-advisor involving issuers presently or formerly held in the Allocated Portion of the Series, the Sub-advisor shall promptly forward such notices to the Advisor and, with the consent of the Advisor, may provide information about the Series to third parties for purposes of participating in any settlements relating to such class actions.

4.	PROXY VOTING

(a)

The Advisor hereby delegates to the Sub-advisor the Advisor’s discretionary authority to exercise voting rights with respect to the securities and investments of the Allocated Portion of the Series, provided however, that the Series may request that the Sub-advisor vote proxies for the Allocated Portion in accordance with the Series’ proxy voting policies. Absent specific instructions to the contrary provided to it by the Advisor or the Series, and subject to its receipt of all necessary voting materials, the Sub-advisor shall vote all proxies with respect to investments of the Series in accordance with the Sub-advisor’s proxy voting policy as most recently provided to the Advisor and the Fund.

(b)	The Sub-advisor’s proxy voting policies shall comply with any rules or regulations promulgated by the SEC.

(c)

The Sub-advisor shall maintain and preserve a record, in an easily-accessible place for a period of not less than three (3) years (or longer, if required by law), of the Sub-advisor’s voting procedures, of the Sub-advisor’s actual votes, and such other information required for the Series to comply with any rules or regulations promulgated by the SEC. The Sub-advisor shall supply updates of this record to the Advisor or any authorized representative of the Advisor, or to the Series on a quarterly basis (or more frequently, upon the request of the Advisor). The Sub-advisor shall provide the Advisor and the Series with information regarding the policies and procedures that the Sub-advisor uses to determine how to vote proxies relating to the Allocated Portion.

5.	ALLOCATION OF EXPENSES

Each party to this Agreement shall bear the costs and expenses of performing its obligations hereunder. In this regard, the Advisor specifically agrees that the Sub-advisor shall not be responsible for the following expenses:

(a)	fees and expenses incurred in connection with the issuance, registration and transfer of its shares;

(b)	brokerage and commission expenses incurred by the Series;

(c)

all expenses of transfer, receipt, safekeeping, servicing and accounting for the cash, securities and other property of the Fund for the benefit of the Series including all fees and expenses of its Custodian, shareholder services agent and Accounting Agent;

(d)	interest charges on any Series borrowings;

(e)

costs and expenses of pricing and calculating its daily net asset value (including, without limitation, any equipment or services obtained for the purpose of pricing shares or valuing the Series’ assets) and of maintaining its books of account required under the 1940 Act, except for the expenses incurred by the Sub-advisor in connection with its services under Section 13 hereunder, which are expenses of the Sub-advisor;

(f)	Series taxes, if any;

(g)	except as stated below, expenditures in connection with meetings of the Series’ shareholders and the Board;

(h)

salaries and expenses of officers of the Fund, including without limitation the Fund’s Chief Compliance Officer, and fees and expenses of members of the Board or members of any advisory board or committee;

(i)	insurance premiums on property or personnel of the Series which inure to its benefit, including liability and fidelity bond insurance;

(j)	legal, auditing and accounting fees of the Series and trade association dues or educational program expenses of the Fund or the Board; and

(k)

fees and expenses (including legal fees) of registering and maintaining registration of the Series’ shares for sale under applicable securities laws; all expenses of maintaining and servicing shareholder accounts, including all charges for transfer, shareholder recordkeeping, dividend disbursing, redemption, and other agents for the benefit of the Series, if any.

The Sub-advisor specifically agrees that with respect to the operation of the Series, the Sub-advisor shall be responsible for (i) providing the personnel, office space, furnishings, and equipment reasonably necessary to provide its sub-advisory services to the Series hereunder, and (ii) the costs of any special Board meetings or shareholder meetings convened for the primary benefit of the Sub-advisor. Additionally, the Sub-advisor agrees that the Sub-advisor shall be responsible for reasonable expenses incurred by the Series or Advisor in responding to a legal, administrative, judicial or regulatory action, claim, or suit involving the Sub-advisor to which neither the Series nor the Advisor is a party. Nothing in this Agreement shall alter the allocation of expenses and costs agreed upon between the Series and the Advisor in the Advisory Agreement or any other agreement to which they are parties.

6.	SUB-ADVISORY FEES

(a)

The Advisor shall pay to the Sub-advisor, and the Sub-advisor agrees to accept, as full compensation for all services furnished or provided to the Series pursuant to this Agreement a fee (for the payment of which the Series shall have no obligation or liability), based on the Current Net Assets of the Allocated Portion, as set forth in Schedule A attached hereto and made a part hereof. Such fee shall be accrued daily and payable monthly, as soon as practicable after the last day of each calendar month. In the case of termination of this Agreement with respect to the Series during any calendar month, the fee with respect to the Allocated Portion accrued to, but excluding, the date of termination shall be paid promptly following such termination. For purposes of computing the amount of sub-advisory fee accrued for any day, “Current Net Assets” shall mean the Allocated Portion’s net assets, managed by the Sub-advisor, as of the most recent preceding day for which the Series’ net assets were computed. For the avoidance of doubt, notwithstanding the fact that the Agreement has not been terminated, no fee will be accrued under this Agreement with respect to any day that the value of the Current Net Assets of the Allocated Portion equals zero.

(b)

The Sub-advisor voluntarily may reduce any portion of the fees due to it pursuant to this Agreement. Any such reduction shall be applicable only to such specific reduction and shall not constitute an agreement to reduce any future compensation due to the Sub-advisor hereunder.

7.	PORTFOLIO TRANSACTIONS

In connection with the investment and reinvestment of the assets of the Series, the Sub-advisor is authorized to select the brokers or dealers that will execute purchase and sale transactions for the Allocated Portion’s portfolio (the “Portfolio”) and to use all reasonable efforts to obtain the best available price and most favorable execution with respect to all such purchases and sales of portfolio securities for said Portfolio. The Sub-advisor may take into consideration, among other things, the best net price available; the reliability, integrity and financial condition of the broker-dealer; the size of and difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the investment performance of the Series on a continuing basis. The price to the Series in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified by other aspects of the portfolio execution services offered. The Sub-advisor shall maintain records adequate to demonstrate compliance with the requirements of this paragraph. Such records shall be made available to the Series or Advisor upon request.

In evaluating the best overall terms available, and in selecting the broker-dealer to execute a particular transaction, the Sub-advisor may also consider the brokerage and research services provided (as those terms are defined in Section 28(e) of the Exchange Act). Consistent with any guidelines established by the Board and Section 28(e) of the Exchange Act, the Sub-advisor is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Series which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Sub-advisor determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer -- viewed in terms of that particular transaction or in terms of the overall responsibilities of the Sub-advisor to its discretionary clients, including the Series. In addition, the Sub-advisor is authorized to allocate purchase and sale orders for securities to brokers or dealers (including brokers and dealers that are affiliated with the Advisor, Sub-advisor or the Fund’s principal underwriter) if the Sub-advisor believes that the quality of the transaction and the commission are comparable to what they would be with other qualified firms. In no instance, however, will the Series’ assets be purchased from or sold to the Advisor, Sub-advisor, the Fund’s principal underwriter, or any affiliated person of either the Fund, Advisor, the Sub-advisor or the principal underwriter, acting as principal in the transaction, except to the extent permitted by the SEC and the 1940 Act.

The Advisor and the Series authorize and empower the Sub-advisor to direct the Custodian to open and maintain accounts for trading in securities and other investments (all such accounts hereinafter called “brokerage accounts”) for and in the name of the Series. In addition, in connection with establishing such brokerage accounts, the Advisor and the Series authorize and empower the Sub-advisor to execute for the Series as its agent and attorney-in-fact reasonable and customary customer agreements and other documentation in connection therewith, such as International Swaps and Derivatives Association (ISDA) agreements and futures and options account agreements, with brokers, dealers, and/or futures commission merchants as the Sub-advisor shall select as provided above. Subject to applicable law, including the custody requirements under the 1940 Act, the Sub-advisor may, using such of the securities and other investments of the Series as the Sub-advisor deems necessary or desirable, direct the Custodian to deposit for the Series original and maintenance brokerage and margin deposits and otherwise direct payments of cash, cash equivalents and securities and other property into such brokerage accounts and to such brokers or to a collateral account established with the Custodian as the Sub-advisor deems desirable or appropriate and as is required by applicable law. The Sub-advisor shall cause all securities and other property purchased or sold for the Series to be settled at the place of business of the Custodian or as the Custodian shall direct. All securities and other property of the Series shall remain in the direct or indirect custody of the Custodian, except as otherwise permitted by applicable law. The Sub-advisor shall notify the Custodian as soon as practicable of the necessary information to enable the Custodian to effect such purchases and sales.

The Sub-advisor further shall have the authority to instruct the Custodian (i) to pay cash for securities and other property delivered to the Custodian for the Series, (ii) to deliver securities and other property against payment for the Series, and (iii) to transfer assets and funds to such brokerage accounts as the Sub-advisor may designate, all consistent with the powers, authorities and limitations set forth herein. The Sub-advisor shall not have authority to cause the Custodian to deliver securities and other property, or pay cash to the Sub-advisor except as expressly provided herein.

8.	LIABILITY; STANDARD OF CARE AND INDEMNIFICATION

The Sub-advisor shall comply with all applicable laws and regulations in the discharge of its duties under this Agreement; shall (as provided in Section 3 above) comply with the investment policies, guidelines and restrictions of the Series; shall act at all times in the best interests of the Series; and shall discharge its duties with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of a similar enterprise. The Sub-advisor shall be liable to the Series and/or the Advisor for any loss (including brokerage charges) incurred by the Series as a result of any investment made by the Sub-advisor in violation of the first paragraph of Section 3 hereof. The Sub-advisor shall have responsibility for the accuracy and completeness (and liability for the lack thereof) only of Disclosure Documents furnished to the Sub-advisor by the Advisor or the Series, and only with respect to the Sub-advisor Disclosure in such Disclosure Documents.

Except as set forth above, in the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of the obligations or duties hereunder on the part of the Sub-advisor, the Sub-advisor shall not be subject to liability to the Advisor or the Series for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Series, including, without limitation for any error of judgment, for any mistake of law, for any act or omission by the Sub-advisor. Notwithstanding the foregoing, federal securities laws and certain state laws impose liabilities under certain circumstances on persons who have acted in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights which the Advisor or Series may have under any federal securities law or state law.

The Sub-advisor shall indemnify and hold harmless the Advisor and the Series from and against any and all claims, losses, liabilities or damages (including reasonable attorney’s fees and other related expenses) (i) arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any Disclosure Document or the omission or alleged omission from a Disclosure Document of a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case solely with respect to the Sub-advisor Disclosure; and (ii) resulting from the Sub-advisor’s willful misfeasance, bad faith or gross negligence in connection with the performance of the Sub-advisor’s obligations under this Agreement, or from the Sub-advisor’s reckless disregard of its obligations and duties under this Agreement; provided, however, that the Sub-advisor’s obligation under this Section 8 shall be reduced to the extent that the claim against, or the loss, liability or damage experienced by the Advisor, is caused by or is otherwise directly related to the Advisor’s own willful misfeasance, bad faith or gross negligence, or to the reckless disregard of its duties under this Agreement.

In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of the obligations or duties hereunder on the part of the Advisor or Series, the Advisor or Series shall not be subject to liability to the Sub-advisor for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Series, including, without limitation for any error of judgment, for any mistake of law, for any act or omission by the Advisor or the Series. Notwithstanding the foregoing, federal securities laws and certain state laws impose liabilities under certain circumstances on persons who have acted in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights which the Sub-advisor may have under any federal securities law or state law.

The Advisor shall indemnify and hold harmless the Sub-advisor from and against any and all claims, losses, liabilities or damages (including reasonable attorney’s fees and other related expenses) resulting from the Advisor’s willful misfeasance, bad faith or gross negligence in connection with the performance of the Advisor’s obligations under this Agreement, or from the Advisor’s reckless disregard of its obligations and duties under this Agreement; provided, however, that the Advisor’s obligation under this Section 8 shall be reduced to the extent that the claim against, or the loss, liability or damage experienced by the Sub-advisor, is caused by or is otherwise directly related to the Sub-advisor’s own willful misfeasance, bad faith or gross negligence, or to the reckless disregard of its duties under this Agreement.

No provision of this Agreement shall be construed to protect any Directors or Officer of the Series, or officer of the Advisor or Sub-advisor, from liability in violation of Sections 17(h) and (i) of the 1940 Act.

The Sub-advisor shall not be obligated to perform any service not described in this Agreement, and shall not be deemed by virtue of this Agreement to have made any representation or warranty that any level of investment performance or level of investment results will be achieved.

9.	TERM AND TERMINATION OF THIS AGREEMENT; NO ASSIGNMENT

(a)	This Agreement shall become effective upon approval by the Board and the shareholders of the Series and its execution by the parties hereto.

(b)

This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as continuance is specifically approved at least annually in conformance with the 1940 Act; provided, however, that this Agreement may be terminated with respect to the Series (a) by the Series at any time, without the payment of any penalty, by the vote of a majority of Directors of the Fund or by the vote of a majority of the outstanding voting securities of the Series, (b) by the Advisor at any time, without the payment of any penalty, on not more than 60 days’ nor less than 30 days’ written notice to the Sub-advisor, or (c) by the Sub-advisor at any time, without the payment of any penalty, on 90 days’ written notice to the Advisor. This Agreement shall terminate automatically and immediately in the event of its assignment, or in the event of a termination of the Advisory Agreement. As used in this Section 9, the terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such exceptions as may be granted by the SEC under the 1940 Act.

(c)

In the event of a termination, the Sub-advisor shall cooperate in the orderly transfer of the Series’ affairs and, at the request of the Board or the Advisor, transfer any and all books and records of the Series maintained by the Sub-advisor on behalf of the Series.

(d)

The Sub-advisor shall promptly notify the Advisor of any proposed transaction or other event that could reasonably be expected to result in an assignment of this Agreement within the meaning of the 1940 Act.

10.	SERVICES NOT EXCLUSIVE

The services of the Sub-advisor to the Advisor and the Series are not to be deemed exclusive and it shall be free to render similar services to others so long as its services hereunder are not impaired thereby. It is specifically understood that directors, officers and employees of the Sub-advisor and of its subsidiaries and affiliates may continue to engage in providing portfolio management services and advice to other investment advisory clients. The Advisor agrees that Sub-advisor may give advice and take action in the performance of its duties with respect to any of its other clients which may differ from advice given or the timing or nature of action taken with respect to the Series. Nothing in this Agreement shall be deemed to require Sub-advisor, its principals, affiliates, agents or employees to purchase or sell for the Series any security which it or they may purchase or sell for its or their own account or for the account of any other client.

11.	AGGREGATION OF ORDERS

Nothing in this Agreement shall preclude the combination of orders for the sale or purchase of portfolio securities of the Series with those for other accounts managed by the Sub-advisor or its affiliates, if orders are allocated in a manner deemed equitable by the Sub-advisor among the accounts and at a price approximately averaged and if such combination of orders and the allocation thereof is consistent with applicable law. The Sub-advisor agrees that (i) it will not aggregate transactions unless aggregation is consistent with its duty to seek best execution; (ii) over time, no account will be favored or disfavored over any other account; each account participating in an aggregated order will participate at the average share price for all transactions in that security on a given business day, with transaction costs shared pro-rata based on each account’s participation in the transaction; and (iii) allocations will be made in accordance with the Sub-advisor’s compliance policies and procedures and applicable law. The Sub-advisor also agrees to provide such documentation and/or information to the Series or Advisor as is reasonably necessary to allow the Series or Advisor to determine whether orders for the Series have been aggregated and allocated equitably.

12.	AMENDMENT

No provision of this Agreement may be changed, waived, discharged or terminated orally, and this Agreement may be amended only by an instrument in writing signed by all parties and only in accordance with the provisions of the 1940 Act and the rules and regulations promulgated thereunder.

13.	BOOKS AND RECORDS

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-advisor hereby agrees that all records which it maintains for the Series are the property of the Fund and further agrees to surrender promptly to the Fund copies of any of such records upon the Series’ or the Advisor’s request, provided, however, that Sub-advisor may retain copies of any records to the extent required for it to comply with applicable laws. The Sub-advisor further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records relating to its activities hereunder required to be maintained by Rule 31a-1 under the 1940 Act and to preserve the records relating to its activities hereunder required by Rule 204-2 under the Advisers Act for the period specified in said Rule. Notwithstanding the foregoing, Sub-advisor has no responsibility for the maintenance of the records of the Series, except for those related to the Allocated Portion.

14.	NONPUBLIC PERSONAL INFORMATION; CONFIDENTIALITY

Notwithstanding any provision herein to the contrary, the Sub-advisor hereto agrees on behalf of itself and its directors, trustees, shareholders, officers, and employees (1) to treat confidentially and as proprietary information of the Series (a) all records and other information relative to the Series’ prior, present, or potential shareholders (and clients of said shareholders) and (b) any “Non-public Personal Information,” as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “G-L-B Act”), and (2) except after prior notification to and approval in writing by the Fund, not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, or as otherwise permitted by Regulation S-P or the G-L-B Act, and if in compliance therewith, the privacy policies adopted by the Fund and communicated in writing to the Sub-advisor. Such written approval shall not be unreasonably withheld by the Fund and may not be withheld where the Sub-advisor may be exposed to civil or criminal contempt or other proceedings for failure to comply after being requested to divulge such information by duly constituted authorities.

Each party to this Agreement shall keep confidential all Confidential Information (defined below) concerning the other party and will not use or disclose such information for any purpose other than the performance of its responsibilities and duties hereunder, unless the non-disclosing party has authorized such disclosure or if such disclosure is compelled by subpoena or is expressly required or requested by applicable federal or state regulatory authorities. The receiving party may disclose or disseminate the disclosing party’s Confidential Information to its employees and agents that have a legitimate need to know such Confidential Information in order to assist the receiving party in performing its obligations under this Agreement. The receiving party shall advise all such foregoing persons of the receiving party’s obligations of confidentiality and non-use under this Agreement, and the receiving party shall be responsible for ensuring compliance by such persons with such obligations.

Each party shall take commercially reasonable steps to prevent unauthorized access to the other party’s Confidential Information. In addition, each party shall promptly notify the other party in writing upon learning of any unauthorized disclosure or use of the other party’s Confidential Information by such party or its agents.

The term “Confidential Information,” as used herein, means any of a party’s proprietary or confidential information including, without limitation, any Non-public Personal Information of such party, its affiliates, their respective clients or suppliers, or other persons with whom they do business, that may be obtained by the other party from any source or that may be developed as a result of this Agreement and Non-public Personal Information that is disclosed, directly or indirectly, to the other party by or on behalf of the disclosing party, whether in writing, orally or by other means and whether or not such information is marked as confidential. Confidential Information shall not include information a party to this Agreement can clearly establish was (a) known to the party prior to this Agreement; (b) rightfully acquired by the party from third parties whom the party reasonably believes are not under an obligation of confidentiality to the other party to this Agreement; (c) placed in public domain without fault of the party or its affiliates; or (d) independently developed by the party without reference or reliance upon the nonpublic information.

Each party acknowledges and agrees that due to the unique nature of Confidential Information there can be no adequate remedy at law for any breach of its obligations under this Section 14, that any such breach or threatened breach may allow a party or third parties to unfairly compete with the other party resulting in irreparable harm to such party, and therefore, that upon any such breach or any threat thereof, each party will be entitled to appropriate temporary (until the matter may be resolved) equitable and injunctive relief from a court of competent jurisdiction without the necessity of proving actual loss.

The provisions of this Section 14 shall survive any termination of this Agreement.

15.	CERTIFICATIONS; DISCLOSURE CONTROLS AND PROCEDURES

The Sub-advisor acknowledges that, in compliance with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the implementing regulations promulgated thereunder, the Fund and the Series are required to make certain certifications and have adopted disclosure controls and procedures. To the extent reasonably requested by the Fund, the Sub-advisor agrees to use its best efforts to assist the Fund and the Series in complying with the Sarbanes-Oxley Act and implementing the Fund’s disclosure controls and procedures. The Sub-advisor agrees to inform the Fund of any material development related to the Series that the Sub-advisor reasonably believes is relevant to the Series’ certification obligations under the Sarbanes-Oxley Act.

16.	REPORTS AND ACCESS

To the extent not otherwise identified in this Agreement, the Sub-advisor agrees to supply such other information and documentation to the Advisor and to permit such compliance inspections by the Advisor or the Series as shall be reasonably necessary to permit the Advisor and the Series’ service providers to satisfy their obligations and respond to the reasonable requests of the Fund.

17.	COOPERATION WITH REGULATORY AUTHORITIES OR OTHER ACTIONS

The parties to this Agreement each agree to cooperate in a reasonable manner with each other in the event that any of them should become involved in a legal, administrative, judicial or regulatory action, claim, or suit as a result of performing its obligations under this Agreement.

18.	NOTIFICATION

The Sub-advisor agrees that it will provide prompt notice to the Advisor and Series about developments relating to its duties as Sub-advisor of which the Sub-advisor has, or should have, knowledge that would materially affect the Series, including but not limited to material changes in the employment status of key investment management personnel involved in the management of the Series, material changes in the investment process used to manage the Series, any changes in senior management, operations, financial condition or ownership of the Sub-advisor’s firm, and the occurrence of any event that would disqualify the Sub-advisor from serving as an investment advisor of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise. The Sub-advisor shall immediately notify the Advisor and the Fund in the event that the Sub-advisor: (1) becomes subject to a statutory disqualification that prevents the Sub-advisor from serving as an investment advisor pursuant to this Agreement; or (2) is or expects to become the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority (including, without limitation, any self-regulatory organization). The Sub-advisor shall immediately forward, upon receipt, to the Advisor any correspondence (or portion of such correspondence) from the SEC or other regulatory authority that relates to the Fund or the Series.

19.	NOTICES

Notices and other communications required or permitted under this Agreement shall be in writing, shall be deemed to be effectively delivered when actually received, and may be delivered by US mail (first class, postage prepaid), by facsimile transmission, by hand or by commercial overnight delivery service, addressed as follows:

Advisor:	290 Woodcliff Dr. Fairport, NY 14450

Sub-advisor:	601 Union Street, Suite 3525 Seattle, Washington, 98101

Fund/Series:	290 Woodcliff Dr. Fairport, NY 14450

20.	ASSIGNMENT

This Agreement shall automatically terminate, without the payment of any penalty, in the event of its “assignment,” as that term is defined in section 2(a)(4) of the 1940 Act.

21.	SEVERABILITY AND ENTIRE AGREEMENT

If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter.

22.	CAPTIONS

The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

23.	CONSULTATION WITH OTHER SUB-ADVISORS

In performance of its duties and obligations under this Agreement, the Sub-advisor shall not consult with any other sub-advisor to the Series or a sub-advisor to a portfolio that is under common control with the Series concerning transactions for the Series, except as permitted by the Series Procedures. The Sub-advisor shall not provide investment advice to any assets of the Series other than the assets managed by the Sub-advisor.

24.	CHANGE IN THE SUB-ADVISOR’S OWNERSHIP

The Sub-advisor agrees that it shall notify the Fund of any anticipated or otherwise reasonably foreseeable change in the ownership of the Sub-advisor within a reasonable time prior to such change being effected.

25.	RIGHT TO USE NAME

The name “Rainier” or any reasonable derivation of the same, and all rights to the use of the name “Rainier” belong to the Sub-advisor and its affiliates, and the Sub-advisor and its affiliates have the right to license such name to the Fund and the Series. In that regard, the Sub-advisor has consented to the use by the Fund of the identifying word “Rainier” and has granted to the Fund a non-exclusive license to use the name “Rainier” as part of the name of the Series. In the event that the Sub-advisor or one of its affiliates is not appointed as investment sub-advisor of the Series or ceases to be the investment sub-advisor of the Series, the non-exclusive license granted herein may be revoked by the Sub-advisor and, if so revoked, the Fund shall cease using the name “Rainier” as part of the name of the Series, unless otherwise consented to by the Sub-advisor or any successor to its interests in such name.

26.	COUNTERPARTS

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures on this Agreement may be communicated by electronic transmission (which shall include facsimile or email) and shall be binding upon the parties so transmitting their signatures.

27.	MISCELLANEOUS

Where the effect of a requirement of the 1940 Act or Advisers Act, as amended, reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

28.	GOVERNING LAW

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland without giving effect to the conflict of laws principles of the State of Maryland or any other jurisdiction; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act and the Advisers Act, as amended, and any rules and regulations promulgated thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first set forth above.

Manning & Napier Advisors, LLC

By:  /s/ Richard Yates

Name:  Richard Yates

Title:  Chief Legal Officer

Rainier Investment Management, LLC

By:  /s/ Richard Yates

Name:  Richard Yates

Title:  Chief Legal Officer

SCHEDULE A

SERIES AND FEES

Series	Annual Sub-advisory Fee Rate
Rainier International Discovery Series	0.70%